Exhibit 24.1

               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of MedImmune, Inc. on Form S-3, of our report dated February 6, 1997 on our audits of the financial statements and financial statement schedule of MedImmune, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is included in the MedImmune, Inc. 1996 Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts".



/s/ Coopers & Lybrand L.L.P.

McLean Virginia
January 13, 1998